CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Chalet Lifestyles, Inc.

We consent to the inclusion in the foregoing Registration Statement of Chalet Lifestyles, Inc. on Form S-1/a, of our report dated August 6, 2014, relating to our audit of the balance sheet as of May 31, 2014, statement of operations, stockholders’ deficit and cash flows for the periods from April 17, 2014 (Inception) through May 31, 2014. Our report dated August 6, 2014, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton & Chia, LLP

Newport Beach

December 10, 2014